Exhibit (d)(3)

EXPENSE REIMBURSEMENT AGREEMENT

Expense Reimbursement Agreement (“Agreement”) dated as of December 9, 2021, by and between FLEXSHARES TRUST (the “Trust”), a Maryland statutory trust and a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser to each series of the Trust set forth in Exhibit A hereto (each a “Fund” and collectively, the “Funds”) pursuant to an Investment Advisory and Ancillary Services Agreement (the “Advisory Agreement”) between the Trust and NTI dated August 23, 2011, as amended; and

WHEREAS, pursuant to Section 5 of the Advisory Agreement, NTI has agreed to pay all of the operating expenses of the Funds, excluding (i) the advisory fees payable under the Advisory Agreement to NTI; (ii) distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (iii) interest expenses; (iv) brokerage expenses and other expenses (such as stamp taxes) in connection with the execution of portfolio transactions or in connection with creation and redemption transactions; (v) compensation and expenses of the Trust’s trustees who are not officers, directors/trustees, partners or employees of NTI or its affiliates (the “Independent Trustees”); (vi) compensation and expenses of counsel to the Independent Trustees; (vii) tax expenses; and (viii) extraordinary expenses, as determined under generally accepted accounting principles.

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. With respect to each Fund, NTI shall, from the date of this Agreement, reimburse the portion of the operating expenses of each Fund set forth on Exhibit A so that, after such reimbursement, the total annual fund operating expenses of a Fund, excluding any Acquired Fund Fees and Expenses, expressed as a percentage of average daily net assets shall not exceed the amounts set forth on Exhibit A (“Expense Limit”).

2. With respect to the FlexShares® Real Assets Allocation Index Fund only, NTI shall, from the date of this Agreement, waive a portion of its management fee and/or reimburse operating expenses in an amount equal to the amount of any acquired fund fees and expenses, as calculated pursuant to Form N-1A (“Acquired Fund Fees and Expenses”) incurred by the Fund that are attributable to the Fund’s investment in other Funds.

3. With respect to the FlexShares® Core Select Bond Fund only, NTI shall, from the date of this Agreement, waive a portion of its management fee and/or reimburse operating expenses in an amount equal to the sum of (A) any Acquired Fund Fees and Expenses, if any, incurred by the Fund that are attributable to the Fund’s investment in Acquired Funds (as defined in Form N-1A) managed by NTI or an investment adviser controlling, controlled by, or under common control with NTI (“Affiliated Funds”) and (B) 0.05% or such lesser amount in

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Acquired Fund Fees and Expenses incurred by the Fund that are attributable to the Fund’s investment in Acquired Funds that are not Affiliated Funds.

4. The termination date of this Agreement is March 1, 2023 (the “Initial Term”). This Agreement shall continue automatically for periods of one year (each such one-year period, a “Renewal Year”). This Agreement may be terminated, as to any succeeding Renewal Year, by either party upon 60 days’ written notice prior to the end of the current Initial Term or then current Renewal Year. Notwithstanding the foregoing, this Agreement may be terminated by the Trust’s Board of Trustees, with respect to any Fund in part or entirely, at any time if it determines that such termination is in the best interest of a Fund and its shareholders.

5. NTI acknowledges and agrees that it shall not be entitled to collect on or make a claim for reimbursed expenses that are the subject of this Agreement at any time in the future for prior fiscal years.

6. This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

7. This Agreement embodies the entire agreement and undertaking among the parties and supersedes all prior agreements and undertakings relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

FLEXSHARES TRUST

By:	/s/ Randal Rein
Name:	Randal Rein
Title:	Treasurer

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Peter K. Ewing
Name:	Peter K. Ewing
Title:	Senior Vice President

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Exhibit A

FlexShares Trust

Fund	Expense Limit
FlexShares® Morningstar US Market Factor Tilt Index Fund	0.2549%
FlexShares® Morningstar Developed Markets ex-US Factor Tilt Index Fund	0.3949%
FlexShares® Morningstar Emerging Markets Factor Tilt Index Fund	0.5949%
FlexShares® Quality Dividend Index Fund	0.3749%
FlexShares® Quality Dividend Defensive Index Fund	0.3749%
FlexShares® Quality Dividend Dynamic Index Fund	0.3749%
FlexShares® International Quality Dividend Index Fund	0.4749%
FlexShares® International Quality Dividend Defensive Index Fund	0.4749%
FlexShares® International Quality Dividend Dynamic Index Fund	0.4749%
FlexShares® Morningstar Global Upstream Natural Resources Index Fund	0.4649%
FlexShares® STOXX® Global Broad Infrastructure Index Fund	0.4749%
FlexShares® Global Quality Real Estate Index Fund	0.4549%
FlexShares® iBoxx 3-Year Target Duration TIPS Index Fund	0.1849%
FlexShares® iBoxx 5-Year Target Duration TIPS Index Fund	0.1849%
FlexShares® Ready Access Variable Income Fund	0.2549%
FlexShares® Disciplined Duration MBS Index Fund	0.2049%
FlexShares® Credit-Scored US Corporate Bond Index Fund	0.2249%
FlexShares® Credit-Scored US Long Corporate Bond Index Fund	0.2249%
FlexShares® Real Assets Allocation Index Fund	0.5749%

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FlexShares® US Quality Large Cap Index Fund	0.3249%
FlexShares® STOXX® US ESG Select Index Fund	0.3249%
FlexShares® STOXX® Global ESG Select Index Fund	0.4249%
FlexShares® Core Select Bond Fund	0.3549%
FlexShares® High Yield Value-Scored Bond Index Fund	0.3749%
FlexShares® US Quality Low Volatility Index Fund	0.2249%
FlexShares® Developed Markets ex-US Quality Low Volatility Index Fund	0.3249%
FlexShares® Emerging Markets Quality Low Volatility Index Fund	0.4049%
FlexShares® ESG & Climate US Large Cap Core Index Fund	0.0949%
FlexShares® ESG & Climate Developed Markets ex-US Core Index Fund	0.1249%
FlexShares® ESG & Climate Emerging Markets Core Index Fund	0.1849%
FlexShares® ESG & Climate High Yield Corporate Core Index Fund	0.2349%
FlexShares® ESG & Climate Investment Grade Corporate Core Index Fund	0.1249%

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